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                                                          Exhibit 99



Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------


                   OHIO CASUALTY CORPORATION DECLARES
        RECORD AND MEETING DATES FOR SPECIAL SHAREHOLDERS MEETING
        ---------------------------------------------------------

FAIRFIELD, Ohio, June 18, 2007 --- The Board of Directors of Ohio Casualty Corporation (NASDAQ: OCAS) has today declared a record date of June 28, 2007 for shareholders eligible to vote at a special shareholders meeting to be held on August 8, 2007 concerning the adoption of the Agreement and Plan of Merger dated May 6, 2007 among Liberty Mutual Insurance Company, Waterfall Merger Corp. and Ohio Casualty Corporation. The special shareholders meeting will take place at the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014 at 9 a.m. Eastern Daylight Time.

The proposed transaction, which has been approved by the Boards of Directors of both companies, is also subject to other customary regulatory approvals and conditions.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of March 31, 2007.

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